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                           PRESS RELEASE


  FOR IMMEDIATE RELEASE


                                          Contact:  Dan Spiegelman
                                           Chief Financial Officer
                                                      650/812-9509
                                                                or
                                                  Christopher Chai
                                   Director of Strategic Planning
                                            and Investor Relations
                                                      650/812-9560

         CV THERAPEUTICS ANNOUNCES AGREEMENT WITH INNOVEX TO
                      COMMERCIALIZE RANOLAZINE

  PALO ALTO, CA (May 11, 1999)   CV Therapeutics, Inc. (Nasdaq:
  CVTX) today announced the signing of an innovative commercialization agreement with Innovex, a leading commercial solutions provider for the global pharmaceutical industry, for the U.S. marketing and sales of CVT's ranolazine. Ranolazine is currently in Phase III clinical trials for the potential treatment of chronic stable angina, a disease that affects approximately 7 million people in the United States.

  The agreement calls for Innovex to conduct pre-launch activities, hire and train a dedicated cardiology sales force to launch and promote ranolazine, and provide post-launch marketing and sales services. Innovex has agreed to provide services for at least three years after launch and to provide services in years four and five after launch if certain minimum sales levels are met.

  In the first year after launch, Innovex will provide a sales force and fund marketing activities and will be paid on a standard fee-for-service basis. Based on the minimum sales force and marketing spend specified in the agreement, the first year fee would be at least $19 million. In year two, the agreement specifies that Innovex will provide a sales force of a certain minimum size. Per the agreement, total compensation for these first two years will not exceed, and in most cases is expected to be roughly equal to, 33% of total revenues during that period.

  The size of the sales force and the marketing spend in year three or any subsequent year will be tied to the performance of the product. Total compensation to Innovex for years three through five will not exceed, and is expected to be roughly equal to, 25% to 30% of total revenues during that period, and deferred compensation in years six and seven after launch will not exceed 7% and 4% respectively.

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  The agreement also calls for Innovex's parent company, Quintiles
  Transnational Corp. (Nasdaq: QTRN), to make a $5 million investment in common stock of CVT and, upon the FDA's acceptance of the ranolazine New Drug Application filed by CVT, make available up to a $10 million secured credit facility to CVT for funding of pre-launch activities to be performed by Innovex under a traditional fee-for-service agreement, or in some limited cases to be performed by vendors approved by Innovex. This credit facility is convertible into CVT stock at the election of Quintiles under certain circumstances. Quintiles will also make a milestone payment of $10 million payable at product launch which can be offset by the outstanding loan.

  The agreement represents an innovative commercialization model designed to maximize commercial successes of both parties while preserving resources for discovery and development efforts. The agreement provides CVT access to Innovex's high-quality, full-service marketing and sales operation and strategic consulting services. As such, this agreement allows CVT to maintain its focus and dedicate internal resources to the development of its product portfolio. The minimum amount of services Innovex is expected to provide over the full five-year period after launch, if ranolazine is approved and meets the minimum sales levels specified in the agreement, would otherwise cost CVT about $110 million under a traditional fee-for-service basis. CVT has final decision-making control on all strategic issues regarding ranolazine throughout the term of the agreement, and has the option after five years to convert the Innovex sales force to a CVT sales force.

   "This agreement allows CVT to retain product control while avoiding most of the significant burden of acquiring a dedicated sales force," said Louis G. Lange, M.D., Ph.D., Chairman and Chief Executive Officer of CV Therapeutics. "By paying for these services under a fee agreement based on a percentage of revenues, CVT retains product control while mitigating both the risks of acquiring a dedicated sales force and of financing it. And with access to the unique market research derived for the non-patient-identified pharmacy and medical transactions data of Quintiles' ENVOY subsidiary, we believe Innovex is in a unique position to market ranolazine effectively."

  David Stack, President and General Manager of Innovex Inc., said: "We're extremely pleased about the opportunity to launch ranolazine, potentially the first new class of anti-anginals in over 20 years. This innovative service agreement is a response to our customers' current needs and requests and demonstrates again Innovex's commitment to providing overall commercialization solutions to the pharmaceutical industry. The fee structure gives us potential for much greater return on our investment if sales meet the minimum sales levels specified in the agreement. We have the opportunity to exceed twice our normal margins. The agreement also allows for Innovex to change the size of the sales force if sales are lower or higher than the minimum sales levels specified in the agreement."

  As the leader in providing contract sales and marketing solutions to the healthcare industry, Innovex has built over 30 sales teams ranging in size from five to 500. With more than 7,500 employees worldwide and sales forces in 19 countries, Innovex has worked with virtually all of the major pharmaceutical companies in almost every

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  therapeutic area.  Innovex, through Quintiles' propriety
  QUINTERNETTM technology platform, also has developed one of the first Web-based sales force automation systems offering territory planning, alignment, sample accountability and call reporting capabilities.

  CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on the application of molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics is a development stage company. Ranolazine has not been approved for marketing by the Food and Drug Administration or other foreign agencies. Ranolazine is presently being investigated in Phase III clinical trials subject to a United States IND and applicable foreign authority submissions. CV Therapeutics has not yet submitted an NDA to the FDA or equivalent application to any other foreign regulatory authorities for ranolazine and ranolazine has not yet been determined to be safe or effective in humans for its intended use. In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, uncertainties related to CV Therapeutics' early stage of development and clinical trials and dependence on collaborative and licensing arrangements, which may cause actual results to differ materially. These factors are more fully discussed in CV Therapeutics' Annual Report on Form 10K for the year ended December 31, 1998. For more information, please visit CV Therapeutics' web-site at www.cvt.com.

  Innovex, a service group of Quintiles Transnational Corp., is the worldwide leader in providing pharmaceutical and biotechnology companies integrated solutions to enhance the commercial success of their products. Quintiles is the market leader in providing a full range of integrated product development and commercialization solutions to the pharmaceutical, biotechnology and medical device industries. Quintiles also is a leader in the electronic data interchange and healthcare informatics industry and provides healthcare policy consulting to governments and other organizations worldwide.

  Headquartered near Research Triangle Park, North Carolina, Quintiles is a Fortune 1000 company and a member of the Nasdaq-100 Index. With more than 16,000 employees worldwide and offices in 31 countries, Quintiles operates through specialized work groups dedicated to meeting customers' individual needs. For more information, please visit the Quintiles Transnational web site at www.quintiles.com.

  Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, actual operating performance, the ability to maintain large client contracts or to enter into new contracts. Additional factors that could cause actual results to differ materially, including the affect of recent acquisitions, are discussed in Quintiles Transnational Corp.'s recent filings with the Securities and Exchange Commission, including but not limited to its S-3 and S-4 Registration Statements, its Annual Report on Form 10-K, its Form 8-Ks, and its other periodic reports, including Form 10-Qs.

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